Exhibit 99.1

athenahealth, Inc.
(the “Company”)
MANAGEMENT INCENTIVE COMPENSATION PLAN

Objective of Management Incentive Compensation Plan (the “Incentive Plan”):

The Incentive Plan is designed to attract, retain and motivate senior management and to align their interests with the interests of the Company’s stockholders. Among other things, the Incentive Plan is intended to motivate management and reward them for achieving the following goals:

▪	develop a culture that embodies a passion for the Company’s business, creative contribution and a drive to achieve established goals and objectives;

▪	provide leadership to the organization in such a way as to maximize the results of the Company’s business operations;

▪	lead the Company by demonstrating forward thinking in the operation, development and expansion of the Company’s business;

▪	effectively manage organizational resources to derive the greatest value possible from each dollar invested; and

▪	take strategic advantage of the market opportunity to expand and grow the Company’s business.

Eligibility:

The Incentive Plan is intended for senior management, including each of the Company’s executive officers.  Participants in the Incentive Plan are to be recommended by the Chief Executive Officer and approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors in its sole discretion, except that all executive officers will participate in the Incentive Plan.

The Incentive Plan is not exclusive in that additional bonuses may be granted provided that proper governance approvals are obtained and appropriate reporting procedures are followed in each case.

Nature of Bonus Composition:

Bonus payments made under the Incentive Plan may be comprised of cash, stock or any combination of cash and stock.

Bonus Criteria:

For the Chief Executive Officer, the annual incentive bonus will be based exclusively on net income of the Company minus Employee Stock Purchase Plan and stock option expenses, as determined by the Compensation Committee in its sole discretion.

For all participants other than the Chief Executive Officer, quarterly and/or annual incentive bonuses will be based on the achievement of corporate and/or operational goals and objectives, as determined by the Compensation Committee in its sole discretion after taking into consideration the recommendations of the Chief Executive Officer.  As further described below, these goals and objectives will be set forth in a general corporate scorecard and/or other operating scorecards, on a case-by-case basis.

The general corporate scorecard will be comprised of metrics focused on financial performance, client experience, service operations performance, and Company employees. Each metric will be assigned a different percentage value of the overall scorecard value, and may be grouped with other of the general scorecard metrics, with the groupings themselves assigned scorecard percentage values. The financial metrics will include metrics such as revenue, operating income, and the estimated expected value of new contracts. The client metrics will include metrics such as customer satisfaction and days in accounts receivable. The service operations metrics will include metrics such as client work rate (measuring the ratio of items that the Company classifies into work queues for our clients’ attention to the number of items posted for our clients) and lost patient care revenue (measuring the amount of client claims that are written off and not collected). The Company employee metrics will include metrics such as voluntary turnover rate and the results of internal polling designed to measure employee engagement.

Additional scorecards may be used in determining annual incentive bonus compensation, as determined on a case-by-case basis.  For example, additional scorecards might be aimed at measuring financial performance or growth or might be aimed at the performance of specific operating units or functions, such as technology, client service, claims processing and remittance, and human resources.  It is expected that the applicability of such scorecards will be driven largely by the participant’s function within the organization and his or her operating responsibilities.  Each additional scorecard would include metrics aimed at measuring people results (e.g., turnover and new hires), operational results on a department or Company basis, customer results and financial results, and each metric would be assigned a different percentage value of the overall scorecard value.

Bonus Potential:

Bonus potential will be established on an individual basis. In the case of the Chief Executive Officer, bonus potential will be established by the Compensation Committee in its sole discretion.   For all participants other than the Chief Executive Officer, bonus potential will be established by the Compensation Committee, in its sole discretion, taking into account the recommendations of the Chief Executive Officer. Bonus potential will be set as a target percentage of base salary, and the target percentage will be adjustable up or down based on performance as measured against scorecard targets.

Determination of Bonus Payments:

Bonus payments made to participants in the Incentive Plan will be based on a participant’s achievement of the pre-defined metrics. For all participants other than the Chief Executive Officer, the annual performance bonus for the first three quarters will be based on a year-to-date corporate or growth scorecard value, as applicable, and the annual performance bonus for the fourth quarter will be based on the annual scorecard values, as applicable, when those values are calculated.  For all participants other than the Chief Executive Officer, achievement of scorecard metrics will be calculated by the Chief Financial Officer and approved by the Chief Executive Officer, provided that such results will be reported to the Board of Directors on a quarterly basis.  For the Chief Executive Officer, achievement of metrics will be determined by the Compensation Committee in its sole discretion.

Minimum Achievement Level to Receive Bonus Payment:

Participants who achieve a pre-determined percentage of the pre-defined scorecard metrics will be eligible to receive up to 100% of their target bonus amount.  Participants who achieve scorecard metrics in excess of this pre-determined percentage will be eligible to receive an additional bonus payment, up to a pre-defined maximum bonus amount and participants who achieve scorecard metrics below this pre-determined percentage will be eligible to receive bonus payment reduced from their target bonus amount in proportion to the size of the achievement shortfall.

Compensation Committee Discretion:

The Compensation Committee in its sole discretion will have full discretionary power to administer and interpret the Incentive Plan, to establish rules for its administration, to establish corporate and individual goals as appropriate and to determine whether any proscribed goals have been achieved.  The Compensation Committee may also elect to award bonus payments in amounts smaller than or greater than the bonus amounts that would otherwise be indicated by the Incentive Plan, in its sole discretion.

Timing of Payment:

The incentive bonus for the Chief Executive Officer will be determined once annually.  All other participants will receive their incentive awards on a quarterly and/or annual basis and the amounts paid will be determined based on the scorecards described above, based on year-to-date performance. The participant must be in the continued employ of the Company at the time of bonus payment to be eligible to receive payment.

Taxes:

All payments are subject to the withholding of applicable taxes.

Administration:

The Incentive Plan is administered by the Compensation Committee.  It does not represent an employment contract and will not confer upon any participant any right with respect to continued employment.  The Company reserves its right at any time to terminate any participant’s employment at any time free from any liability or claim under the Incentive Plan.  The Incentive Plan can be cancelled, altered or amended by the Compensation Committee at any time for any reason, in its sole discretion.